Exhibit 10.2

CONTRIBUTION AGREEMENT

CONTRIBUTION AGREEMENT (this “Agreement”) dated as of November 7, 2012 between Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company (“Transferee”), and Health Plan Intermediaries, LLC, a Florida limited liability company (“Transferor”).

W I T N E S S E T H :

WHEREAS, Transferee desires to acquire an undivided 99.0099% interest in substantially all of the assets and assume 99.0099% of substantially all of the liabilities of Transferor, and Transferor desires to contribute an undivided 99.0099% interest in substantially all of its assets and transfer an undivided 99.0099% interest in substantially all of its liabilities to Transferee, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, concurrently with the consummation of the transactions contemplated herein, Transferor will, at the direction and on behalf of Health Plan Intermediaries Sub, LLC (“HPIS”), contribute to Transferee an undivided 0.9901% interest in substantially all of the assets of Transferor and Transferee will, at the direction and on behalf of HPIS, assume 0.9901% of substantially all of the liabilities of Transferor  (the “HPIS Contribution”) pursuant to the Contribution Agreement dated as of the date hereof between Transferor and HPIS, the Contribution Agreement dated as of the date hereof between HPIS and Transferee and the Closing Agreement dated as of the date hereof among Transferee, Transferor and HPIS;

WHEREAS, concurrently with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, the members of Transferee, including Transferor, are entering into a Second Amended and Restated Limited Liability Company Agreement of Transferee in the form attached hereto as Exhibit B (the “Amended and Restated LLC Agreement”) to reflect the issuance by Transferee to Transferor of the LLC Interest (defined below) pursuant hereto and the HPIS Contribution

WHEREAS, on the day immediately following the date hereof, Health Plan Intermediaries II, LLC will contribute cash in an amount equal to $12,010 (the “Cash Amount”) to HPIS and acquire 1% of the membership interests of HPIS (the “HPI II Cash Contribution”); and

WHEREAS, immediately following the HPI II Cash Contribution, HPIS will contribute the Cash Amount to Transferee and HPIS’ membership interest in Transferee will increase from 0.9901% to 1% (the “HPIS Cash Contribution”).

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

SECTION 1.  Definitions; Interpretation.  (a) As used herein, the following terms have the following meanings:

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business” means the business of Transferor as conducted on the date hereof.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“LLC Interest” has the meaning ascribed to such term in the Amended and Restated LLC Agreement

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), or (ii) liability for the payment of any amounts of the type described in (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

(b)  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

SECTION 2.  Contribution.  (a) Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Transferee agrees to acquire from Transferor and Transferor agrees to contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered, to Transferee at the Closing, an undivided 99.0099% interest (such portion, the “HPI Transferred Assets”) in all of Transferor’s right, title and interest in, to and under all of Transferor’s assets, properties and Business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, known or unknown, as the same shall exist on the Closing Date other than the Excluded Assets (the “Transferred Assets”), including, without limitation, all right, title and interest of Transferor in, to and under the name “Health Insurance Intermediaries” and all goodwill associated therewith and with the other Transferred Assets and the Business.

(b)       Excluded Assets.  Transferee expressly understands and agrees that the following assets and properties of Transferor (the “Excluded Assets”) shall not be included in the Transferred Assets:

(i)   the name “Health Plan Intermediaries, LLC”;

(ii)  all books, records, files and papers, whether in hard copy or computer format, prepared in connection with this Agreement or the transactions contemplated hereby;

(iii)     all books, records, files and papers related solely to the organization, maintenance and existence of Transferor or solely to the Excluded Liabilities, including all minute books and corporate records of Transferor;

(iv)     all personnel and employment records and other records that Transferor is required to retain in its possession by Applicable Law; provided that Transferor shall deliver copies thereof to Transferee at or prior to the Closing;

(v)      all rights of Transferor arising under this Agreement or the transactions contemplated hereby; and

(vi)     all limited liability company interests in HPIS.

(c)        Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, Transferee agrees, effective at the time of the Closing, to assume 99.0099% (such portion, the “HPI Assumed Liabilities”) of all debts, obligations, contracts and liabilities of Transferor of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise), except for (i) any liability or obligation of Transferor for Taxes, other than Apportioned Obligations that are allocable to a Post-Closing Tax Period and (ii) any liability or obligation relating to an Excluded Asset (the liabilities and obligations described in the foregoing clauses (i) and (ii), the “Excluded Liabilities” and, all liabilities and obligations of Transferor other than the Excluded Liabilities, the “Assumed Liabilities”).  All Excluded Liabilities shall be retained by and remain obligations and liabilities of Transferor.

(d)        Assignment of Contracts and Rights.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any HPI Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if such assignment, without the consent of a third party thereto, would constitute a breach or other contravention of such HPI Transferred Asset or in any way adversely affect the rights of Transferee or Transferor thereunder (such consents, the “Required Consents”).  Transferor and Transferee shall use their reasonable best efforts to obtain the consent of such third parties to any such HPI Transferred Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Transferee as Transferee may request.  If such consent is not obtained or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Transferor thereunder so that Transferee would not in fact receive all such rights, Transferor and Transferee shall cooperate in a mutually agreeable arrangement under which Transferee would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Transferee, or under which Transferor would enforce for the benefit of Transferee, with Transferee assuming Transferor’s obligations, any and all rights of Transferor against a third party thereto.  Transferor shall promptly pay to Transferee when received all monies received by Transferor under or in respect of any HPI Transferred Asset or any claim, right or benefit arising thereunder, except to the extent the same represents an Excluded Asset.  Upon receipt of any Required Consents to assignment of a HPI Transferred Asset, Transferor shall contribute, transfer, convey, assign and deliver such HPI Transferred Asset to Transferee with no additional consideration therefor other than the LLC Interest.

SECTION 3.  LLC Interest.  In consideration for the contribution and transfer of the HPI Transferred Assets and the assumption of the HPI Assumed

Liabilities, the Company shall issue to Transferor the LLC Interest.  The LLC Interest shall be delivered as provided in Section 4.

SECTION 4.  Closing.  The closing (the “Closing”) of the contribution of the HPI Transferred Assets and the assumption of the HPI Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York on the date hereof (the “Closing Date”).  At the Closing:

(a)  Transferee shall issue to Transferor the LLC Interest;

(b)  The HPIS Contribution shall occur;

(c)  The members of Transferee, including Transferor, shall enter into the Amended and Restated LLC Agreement; and

(d)  Transferor and Transferee shall enter into an Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit A (the “Assignment and Assumption Agreement”), and, subject to the provisions hereof, Transferor shall deliver to Transferee such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Transferee all right, title and interest in, to and under the HPI Transferred Assets and to evidence Transferee’s assumption of the HPI Assumed Liabilities in accordance with the terms hereof.

SECTION 5.  Further Assurances.  Subject to the terms and conditions of this Agreement, Transferee and Transferor agree to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement.  Transferor and Transferee agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Transferee good title to the HPI Transferred Assets.

SECTION 6.  Tax Cooperation; Allocation of Taxes.  (a) Transferee and Transferor agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(b)  All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Transferred Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the

“Apportioned Obligations”) shall be apportioned between Transferor and Transferee based on the number of days of such taxable period up to and including the Closing Date and the number of days of such taxable period after the Closing Date (any such portion of such taxable period, the “Post-Closing Tax Period”).  Transferor shall be liable for the proportionate amount of such taxes that is attributable to the period prior to the Closing Date, and Transferee shall be liable for its allocable share of the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

(c)  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by Transferee.  Transferee and Transferor shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

(d)       The parties intend that (i) the transactions contemplated hereby, together with the HPIS Contribution, the HPI II Cash Contribution and the HPIS Cash Contribution, be treated as a transaction governed by Section 721 of the Internal Revenue Code of 1986, as amended and (ii) all HPI Assumed Liabilities be treated as “qualified liabilities” within the meaning of Section 1.707-5 of the Treasury Regulations.  No party shall take any position for Tax purposes that is inconsistent with the foregoing without the written consent of the other party.

SECTION 7.  No Representation or Warranty.  Except as expressly provided herein, Transferee and Transferor agree that the HPI Transferred Assets are offered “AS-IS, WHERE-IS”, and neither Transferor nor any of its officers, managers, employees, agents or other representatives shall be deemed to have made, and each of them hereby expressly disclaims, any representations, warranties or guaranties of any kind with respect to any HPI Transferred Assets, either express or implied, statutory or otherwise, including, but not limited to any representations, warranties or guaranties of any kind as to the value, quantity, quality, condition, description, operation, merchantability, design or fitness for use for a particular purpose of the HPI Transferred Assets or the existence or nonexistence of any mortgage, lien, pledge, charge, security interest or other encumbrance on the HPI Transferred Assets, and Transferee hereby waives all remedies, express or implied, arising by law or otherwise with respect thereto.

SECTION 8.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Transferee, to:

Health Plan Intermediaries Holdings, LLC
15438 N. Florida Avenue, Suite 201
Tampa, Florida, 33613
Attention: Michael W. Kosloske
Facsimile No.: (877) 376-5832

if to Transferor, to:

Health Plan Intermediaries, LLC
15438 N. Florida Avenue, Suite 201
Tampa, Florida, 33613
Attention: Michael W. Kosloske
Facsimile No.: (877) 376-5832

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof.

SECTION 9.  Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

SECTION 10.  Expenses.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Transferee.

SECTION 11.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

SECTION 12.  Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to the conflicts of law rules of such state.

SECTION 13.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or the Federal courts located in the State of Delaware and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8 shall be deemed effective service of process on such party.

SECTION 14.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 15.  Counterparts; Effectiveness; Third Party Beneficiaries.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

SECTION 16.  Entire Agreement.  This Agreement, the Assignment and Assumption Agreement and the Amended and Restated LLC Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

SECTION 17.  Bulk Sales Laws.  Transferee and Transferor each hereby waive compliance by Transferor with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

SECTION 18.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 19.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in a court having jurisdiction pursuant to Section 13, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC

By:	/s/ Michael W. Kosloske
	Name:	Michael W. Kosloske
	Title:	President and CEO

HEALTH PLAN INTERMEDIARIES, LLC

By:	/s/ Michael W. Kosloske
	Name:	Michael W. Kosloske
	Title:	President and CEO

Exhibit A

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of ________ __, 2012, among Health Plan Intermediaries, LLC, a Florida limited liability company (“Transferor”) and Health Plan Intermediaries Holdings, LLC, a Delaware limited liability company (“Transferee”).

W I T N E S S E T H :

WHEREAS, Transferee and Transferor have concurrently herewith consummated the contribution by Transferor to Transferee, and the acquisition by Transferee, of an undivided 99.0099% interest in the Transferred Assets pursuant to the terms and conditions of the Contribution Agreement dated as of the date hereof between Transferee and Transferor (the “Contribution Agreement”; terms defined in the Contribution Agreement and not otherwise defined herein being used herein as therein defined); and

WHEREAS, pursuant to the Contribution Agreement, Transferee has agreed to assume certain liabilities and obligations of Transferor with respect to the Transferred Assets and the Business.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in the Contribution Agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           (a) Transferor does hereby contribute, transfer, assign and deliver to Transferee all of the right, title and interest of Transferor in, to and under the HPI Transferred Assets; provided that no sale, transfer, assignment or delivery shall be made of any or any material portion of any HPI Transferred Asset if an attempted sale, assignment, transfer or delivery, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Transferee or Transferor thereunder.

(b)           Transferee does hereby accept all the right, title and interest of Transferor in, to and under all of the HPI Transferred Assets (except as aforesaid) and Transferee assumes and agrees to pay, perform and discharge promptly and fully when due all of the HPI Assumed Liabilities.

2.           This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

3.           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HEALTH PLAN INTERMEDIARIES HOLDINGS, LLC

By:
	Name:	Michael W. Kosloske
	Title:	President and CEO

HEALTH PLAN INTERMEDIARIES, LLC

By:
	Name:	Michael W. Kosloske
	Title:	President and CEO

[Signature Page to the Assignment and Assumption Agreement re: the HPI-HPIS Contribution Agreement]